EXHIBIT 99.1

SUPPLEMENTAL PROPERTY INFORMATION

On August 31, 2009, the Partnership completed the 2009 Acquisition of the 2009 Acquired Property Interests from Pioneer USA. During 2008, the Partnership completed the 2008 IPO Acquisitions and, associated therewith, acquired incremental working interests from Pioneer USA in certain of the Partnership Properties with the proceeds from the exercise of the underwriters' over-allotment option associated with the Offering (the "Over-allotment Property Interests"). Pioneer, through its wholly-owned subsidiaries Pioneer USA and the General Partner, owns common units representing 68.4 percent of the Partnership's outstanding common units and a 0.1 percent general partner interest in the Partnership, respectively. In accordance with generally accepted accounting principles in the United States, the information provided within this Report includes the historic attributes of the Partnership Predecessor; which represents the proved reserves, financial position, results of operations, cash flows and owner’s equity of the assets acquired and liabilities assumed in the 2009 Acquisition and 2008 IPO Acquisitions, including the Over-allotment Property Interests, for all periods prior to the acquisitions. The information included in this Report about the Partnership’s proved reserves as of December 31, 2008, 2007 and 2006 represents evaluations prepared by Pioneer’s reservoir engineers. Netherland, Sewell & Associates, Inc. ("NSAI") audited the Partnership's proved reserves as of December 31, 2008 before the Partnership completed the 2009 Acquisition and audited the Partnerships proved reserves as of December 31, 2007 and 2006 before the Partnership completed the 2009 Acquisition and purchased the Over-allotment Property Interests (the NSAI evaluations as of December 31, 2008 and as of December 31, 2007 and 2006 are referred to herein as the "Original Evaluations"). The proved reserves that NSAI audited in the Original Evaluations were entirely comprised of proved developed reserves and have been increased by 80 percent, 62 percent and 63 percent as of December 31, 2008, 2007 and 2006, respectively (representing 55 percent, 62 percent and 66 percent of the Partnership’s proved reserves disclosed herein as of December 31, 2008, 2007 and 2006, respectively), based on evaluations prepared by Pioneer’s reservoir engineers to recognize the estimated proved developed and undeveloped reserves attributable to the 2009 Acquisition and the proved developed reserves attributable to the Over-allotment Property Interests.

NSAI follows the general principles set forth in the standards pertaining to the estimating and auditing of oil and gas reserve information promulgated by the Society of Petroleum Engineers ("SPE"). A reserve audit as defined by the SPE is not the same as a financial audit. The SPE's definition of a reserve audit includes the following concepts:

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A reserve audit is an examination of reserve information that is conducted for the purpose of expressing an opinion as to whether such reserve information, in the aggregate, is reasonable and has been presented in conformity with generally accepted petroleum engineering and evaluation principles.

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The estimation of proved reserves is an imprecise science due to the many unknown geologic and reservoir factors that cannot be estimated through sampling techniques. Since reserves are only estimates, they cannot be audited for the purpose of verifying exactness. Instead, reserve information is audited for the purpose of reviewing in sufficient detail the policies, procedures and methods used by a company in estimating its reserves so that the reserve auditors may express an opinion as to whether, in the aggregate, the reserve information furnished by a company is reasonable.

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The methods and procedures used by a company, and the reserve information furnished by a company, must be reviewed in sufficient detail to permit the reserve auditor, in its professional judgment, to express an opinion as to the reasonableness of the reserve information. The auditing procedures require the reserve auditor to prepare its own estimates of reserve information for the audited properties.

To further clarify, in conjunction with the audit of the Partnership's proved reserves and associated pre-tax present value discounted at ten percent, Pioneer provided to NSAI its external and internal engineering and geoscience technical data and analyses. Following NSAI's review of that data, it had the option of honoring Pioneer's interpretation, or making its own interpretation. No data was withheld from NSAI. NSAI accepted without independent verification the accuracy and completeness of the historical information and data furnished by Pioneer with respect to ownership interest; oil and gas production; well test data; commodity prices; operating and development costs; and any agreements relating to current and future operations of the properties and sales of production. However, if in the course of its evaluation something came to its attention that brought into question the validity or sufficiency of any such information or data, NSAI did not rely on such information or data until it had satisfactorily resolved its questions relating thereto or had independently verified such information or data.

In the course of its evaluations, NSAI prepared, for all of the audited properties, its own estimates of the Partnership's proved reserves and the pre-tax present value of such reserves discounted at ten percent. NSAI reviewed its audit differences with Pioneer, and, in a number of cases, held joint meetings with Pioneer to review additional reserves work performed by the technical teams and any updated performance data related to the reserve differences. Such data was incorporated, as appropriate, by both parties into the reserve estimates. NSAI's estimates, including any adjustments resulting from additional data, of those proved reserves and the pre-tax present value of such reserves discounted at ten percent did not differ from Pioneer's estimates by more than ten percent in the aggregate. However, when compared on a lease-by-lease basis, some of Pioneer's estimates were greater than those of NSAI and some were less than the estimates of NSAI. When such differences do not exceed ten percent in the aggregate and NSAI is satisfied that the proved reserves and pre-tax present value of such reserves discounted at ten percent are reasonable and that its audit objectives have been met, NSAI will issue an unqualified audit opinion. Remaining differences are not resolved due to the limited cost benefit of continuing such analyses by Pioneer and NSAI. At the conclusion of the audit process, it was NSAI's opinion, as set forth in its audit letter, that Pioneer's estimates of the Partnership's proved oil and gas reserves included in the Original Evaluations and associated pre-tax future net revenues discounted at ten percent are, in the aggregate, reasonable and have been prepared in accordance with petroleum engineering and evaluation principles.

The Partnership did not provide estimates of total proved oil and gas reserves during 2008, 2007 or 2006 to any federal authority or agency, other than the SEC. The Partnership's reserve estimates do not include any probable or possible reserves. Also, see "Item 1A. Risk Factors" in the Partnership’s 2008 Annual Report on Form 10-K and "Critical Accounting Estimates" in Exhibit 99.3 to this Report for additional discussions regarding proved reserves and their related cash flows.

Proved Reserves

The Partnership's proved reserves totaled 40,805 MBOE, 55,591 MBOE and 53,292 MBOE at December 31, 2008, 2007 and 2006, respectively, representing $187.2 million, $987.3 million and $553.7 million, respectively, of Standardized Measure. Changes in the Partnership's proved reserve volumes during the year ended December 31, 2008 included production of 2,272 MBOE and revisions of previous estimates of 12,514 MBOE. Revisions of previous estimates included 1,826 MBOE of negative revisions due to the Partnership being charged a COPAS Fee beginning in May 2008 (the close of the Offering) for all properties except the 2009 Acquired Property Interests. The Partnership's proved reserves at December 31, 2008 were determined using year-end NYMEX equivalent prices of $44.60 per barrel of oil and $5.71 per Mcf of gas, compared to $95.92 per barrel of oil and $6.80 per Mcf of gas at December 31, 2007.

On a BOE basis, 73 percent of the Partnership's total proved reserves at December 31, 2008 were proved developed reserves. The following table provides information regarding the Partnership's proved reserves, Standardized Measure and average daily sales volumes as of and for the year ended December 31, 2008:

	Proved Reserves as of December 31, 2008				2008 Average Daily Sales Volumes
	Oil			Standardized	Oil
	& NGLs	Gas		Measure	& NGLS	Gas
	(MBbls)	(MMcf)	MBOE	(in thousands)	(Bbls)	(Mcf)	BOE

Total	34,454	38,109	40,805	$187,219	5,235	5,828	6,206

Description of Properties

          Currently, the Partnership’s oil and gas properties consist only of non-operated working interests in oil and gas properties in the Spraberry field in the Permian Basin area of West Texas, all of which are operated by Pioneer, including 1,158 producing wells. The Partnership’s interest in 1,037 of these wells are limited to only those rights that are necessary to produce hydrocarbons from that particular wellbore, and do not include the right to drill additional wells (other than replacement wells or downspaced wells, such as 20-acre infill wells) within the area covered by the mineral or leasehold interest to which that wellbore relates.

All of the Partnership's proved reserves at December 31, 2008 were located in the Spraberry field in the Permian Basin area of West Texas. According to the Energy Information Administration, the Spraberry field is the fifth largest oil field in the United States. The field was discovered in 1949 and encompasses eight counties in West

Texas. The field is approximately 150 miles long and 75 miles wide at its widest point. The oil produced is West Texas Intermediate Sweet, and the gas produced is casinghead gas with an average energy content of 1,400 Btu. The oil and gas are produced primarily from three formations, the upper and lower Spraberry and the Dean, at depths ranging from 6,700 feet to 9,200 feet.

Costs incurred for 2008 totaled $158.2 million and was comprised of $141.8 million, representing Pioneer's carrying value of the net assets at the completion date of the Offering, $11.9 million of development expenditures associated with existing wells and the 2009 Acquired Property Interests and a $4.5 million increase in asset retirement obligations due to lower year-end commodity prices, which had the effect of shortening the lives of many wells thus increasing the present value of future retirement obligations. See Note B. "Summary of Significant Accounting Policies – Allocation of Owner's Net Equity and Partners' Equity" of Notes to Supplemental Consolidated Financial Statements included in Exhibit 99.4 to this Report.

Supplemental Selected Oil and Gas Information

The following tables set forth selected oil and gas information for the Partnership’s properties (including the attributes of the Partnership Predecessor’s properties, collectively the ("Partnership Properties") as of and for each of the years ended December 31, 2008, 2007 and 2006. Because of normal production declines and drilling activities, the historical information presented below should not be interpreted as being indicative of future results.

         Production, price and cost data. The following tables set forth production, price and cost data with respect to the Partnership Properties for the years ended December 31, 2008, 2007 and 2006. These amounts represent the Partnership's historical results without making pro forma adjustments for any drilling activity that occurred during the respective years.

	Year Ended December 31,
	2008	2007	2006
Production information:
Annual sales volumes:
Oil (MBbls)	1,441	1,543	1,488
NGLs (MBbls)	476	602	619
Gas (MMcf)	2,133	2,318	2,277
Total (MBOE)	2,272	2,531	2,487
Average daily sales volumes:
Oil (Bbls)	3,937	4,226	4,076
NGLs (Bbls)	1,298	1,649	1,696
Gas (Mcf)	5,828	6,352	6,238
Total (BOE)	6,206	6,934	6,812
Average prices, including hedge results:
Oil (per Bbl)	$107.79	$71.28	$64.79
NGL (per Bbl)	$48.41	$37.41	$31.63
Gas (per Mcf)	$7.06	$4.98	$4.81
Revenue (per BOE)	$85.14	$56.91	$51.05
Average prices, excluding hedge results:
Oil (per Bbl)	$99.71	$71.28	$64.79
NGL (per Bbl)	$45.84	$37.41	$31.63
Gas (per Mcf)	$6.24	$4.98	$4.81
Revenue (per BOE)	$78.69	$56.91	$51.05
Average costs (per BOE):
Production costs:
Lease operating (a)	$14.24	$9.21	$8.84
Taxes:
Ad valorem	2.23	1.60	1.81
Production	4.02	2.96	2.66
Workover	2.85	1.80	0.87
Total	$23.34	$15.57	$14.18
Depletion expense	$5.10	$4.50	$3.89

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(a)

The historical lease operating expense of the Partnership Predecessor includes the direct internal costs of Pioneer to operate the Partnership Properties. The lease operating expense of the Partnership’s Properties after they were acquired by the Partnership includes the COPAS Fee. Assuming the COPAS Fee had been charged in the Partnership Predecessor's historical results, the Partnership’s lease operating expense would have been higher on a BOE basis by approximately $1.03, $2.63 and $2.54 for 2008, 2007 and 2006, respectively.

Productive wells. The following table sets forth the number of productive oil and gas wells attributable to the Partnership Properties as of December 31, 2008, 2007 and 2006:

PRODUCTIVE WELLS (a)

	Gross Productive Wells			Net Productive Wells
	Oil	Gas	Total	Oil	Gas	Total

As of December 31, 2008	1,158	-	1,158	1,003	-	1,003
As of December 31, 2007	1,163	-	1,163	1,008	-	1,008
As of December 31, 2006	1,150	-	1,150	997	-	997

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(a)

All of the Partnership's wells are operated by Pioneer. Productive wells consist of producing wells and wells capable of production, including shut-in wells. The Partnership had no multiple completion wells as of December 31, 2008.

Leasehold acreage. The following table sets forth information about the Partnership's developed and undeveloped leasehold acreage as of December 31, 2008:

	Developed Acreage		Undeveloped Acreage
	Gross Acres	Net Acres	Gross Acres	Net Acres

Permian Basin	7,983	7,533	6,888	6,536

The following table sets forth the expiration dates of the leases on the Partnership's gross and net undeveloped acres as of December 31, 2008:

	Acres Expiring (a)
	Gross	Net
2009	-	-
2010	2,081	2,052
Total	2,081	2,052

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(a)

The Partnership’s undeveloped acreage represents proved undeveloped acreage held by productive wells except for 2,081 acres (2,052 net acres) that are subject to a continuous drilling commitment. The continuous drilling commitment obligates Pioneer and the Partnership to spud the first well by February 1, 2010 and then each well thereafter within 120 days of completing the previous well. These acres will not expire if the continuous drilling commitment is fulfilled.

Drilling activities. The following table sets forth the number of gross and net productive and dry hole wells that were drilled during 2008, 2007 and 2006, in which the Partnership owns an interest. This information should not be considered indicative of future performance, nor should it be assumed that there was any correlation between the number of productive wells drilled and the oil and gas reserves generated thereby or the costs to the Partnership of productive wells compared to the costs of dry holes.

DRILLING ACTIVITIES

	Gross Wells			Net Wells
	Year Ended December 31,			Year Ended December 31,
	2008	2007	2006	2008	2007	2006
Productive wells:
Development	9	11	35	9	10	32
Exploratory	-	-	-	-	-	-
Dry holes:
Development	-	-	-	-	-	-
Exploratory	-	-	-	-	-	-
Total	9	11	35	9	10	32

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